EXHIBIT 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT, dated as of August 14, 2009 (this “Amendment”), by and between Mr. Robert McCann, a resident of the State of Florida (the “Executive”), and Hawk Systems, Inc., a Delaware corporation (collectively, the “Company”).

WHEREAS, reference is hereby made to that certain Employment Agreement (the “Agreement”), dated as of May 12, 2009, by and among the Executive and the Company.

WHEREAS, the Executive and the Company wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the mutual promises and covenants other agreements contained in this Amendment the Executive and the Company hereby agree to amend the Agreement as follows:

1.

  Defined Terms; Conflicting Documents.  All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.  In the event of any conflict between the Agreement and this Amendment, this Amendment shall prevail and govern.

2.

Amendment to Section 3.2: Bonuses. Section 3.2 shall be deleted and replaced in its entirety with the following provision:

“Executive shall receive a bonus of $100,000 payable as follows: (i) the sum of $50,000 paid at the closing of the first equity or debt financing subsequent to the date of this Amendment; and (ii) the sum of $50,000 paid at the closing of the first acquisition (stock or asset) subsequent to the date of this Amendment by the Company.  In addition to the foregoing, Executive shall be entitled to participate in any annual bonus plans as may be established by the Board or the Compensation Committee for employees, from time to time, as determined in its sole discretion.”

3.

Amendment to Section 3.5: Options.  Section 3.5 shall be deleted and replaced in its entirety with the following provision:

“Upon execution of this Amendment, the Executive shall be granted an option to purchase 1,300,000 shares of common stock (calculated on a post reverse split basis or 7,800,000 shares  on a pre-split basis) of the Company at an exercise price equal to fair market value on date of grant (the “Option”).  The Option shall be fully vested upon issuance and shall have a term of five years from date of grant.  In addition to the foregoing, on the first one year anniversary of this Amendment, the Executive shall be granted an option to purchase 650,000 shares of common stock (calculated on a post reverse split basis or 3,900,000 shares  on a pre-split basis) of the Company at an exercise price equal to fair market value on date of grant (the “Bonus Option”). The Bonus Option shall be fully vested upon issuance and shall have a term of five years from date of grant.

4.

Ratification.  Except as specifically herein amended and modified, all terms and conditions of the Agreement remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

HAWK SYSTEMS, INC.

By	/s/ David Coriaty
Name:	David Coriaty
Title:	Chairman

EXECUTIVE:

By	/s/ Robert McCann
Robert McCann